As filed with the Securities and Exchange Commission on December 16, 2016.

Registration No. 333- 202565

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TECO Energy, Inc.

Tampa Electric Company

TECO Finance, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-2052286
Florida	59-0475140
Florida	59-2802335
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David E. Schwartz, Esq.

Secretary

TECO Energy, Inc.

TECO Plaza

702 North Franklin Street

Tampa, Florida 33602

(813) 228-1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Aileen C. Meehan, Esq.

Locke Lord LLP

750 Lexington Avenue

New York, New York 10022

(212) 308-4411

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether TECO Energy, Inc. is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether Tampa Electric Company is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether TECO Finance, Inc. is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

On March 6, 2015, TECO Energy, Inc. (TECO Energy), Tampa Electric Company and TECO Finance, Inc. (“TECO Finance”) filed a registration statement on Form S-3 (Registration No. 333-202565) (the “Registration Statement”), with the Securities and Exchange Commission using a shelf registration process. The Registration Statement contained two forms of prospectuses to be used in connection with offerings of the following securities:

•	Debt Securities, Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Warrants of TECO Energy and Debt Securities of TECO Finance (with payments Due from TECO Finance, Inc. Fully and Unconditionally Guaranteed by TECO Energy) and

•	Debt Securities, first mortgage bonds and preferred stock of Tampa Electric Company

On July 1, 2016, pursuant to the terms of the Agreement and Plan of Merger dated as of September 4, 2015, among TECO Energy, Emera Inc., a Nova Scotia corporation (“Emera”), and Emera US Inc., a Florida corporation (“Merger Sub”), Merger Sub merged with and into TECO Energy with TECO Energy continuing as the surviving corporation and becoming an indirect, wholly-owned subsidiary of Emera (the “Merger”).

As a result of the Merger, on July 1, 2016, TECO Energy terminated all offerings of its Common Stock, Stock Purchase Contracts, Stock Purchase Units and Common Stock Warrants (the “Equity Securities”) under existing registration statements, including the Registration Statement. On such date, TECO Energy filed Post-Effective Amendment No. 1 to the Registration Statement to deregister and remove from registration the Equity Securities.

TECO Energy has now terminated all offerings of its securities and the securities of its subsidiary, TECO Finance, pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, TECO Energy and TECO Finance are filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister and remove all securities of TECO Energy and TECO Finance registered pursuant to the Registration Statement that remain unissued and unsold as of the date hereof. Neither TECO Energy nor TECO Finance will use the Registration Statement in connection with the offer or sale of securities in the future.

The Registration Statement will remain effective with respect to Tampa Electric Company.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on December 16, 2016.

TECO ENERGY, INC.

By:	/s/ David E. Schwartz
David E. Schwartz Vice President – Governance, Associate General Counsel and Corporate Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on December 16, 2016.

TAMPA ELECTRIC COMPANY

By:	/s/ David E. Schwartz
David E. Schwartz Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on December 16, 2016.

TECO FINANCE, INC.

By:	/s/ David E. Schwartz
David E. Schwartz Secretary